CATALYST FUNDS

Amendment No. 18 to Agreement and Declaration of Trust

The undersigned secretary of Catalyst Funds (the “Trust”) hereby certifies that the following resolution was adopted by Board of Trustees at a Board meeting held on May 23, 2011:

Pursuant to Section 1.1 of the Agreement and Declaration of Trust of the Trust, the undersigned, being a majority of the trustees of the Trust, hereby amend in its entirety, Section 1.1, effective June 1, 2011, to read as follows:

Section 1.1.

Name and Principal Office.  This Trust shall be known as “MUTUAL FUND SERIES TRUST” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.  The principal office of the Trust shall be located at 630 Fitzwatertown Road, Building A, 2nd Floor, Willow Grove, PA 19090 or any other place as determined from time to time by the Trustees and reported to the Secretary of the State of Ohio.

Pursuant to Section 4.1 of the Agreement and Declaration of Trust of the Trust, the undersigned, being a majority of the trustees of the Trust, hereby amend in its entirety the first paragraph of Section 4.2 effective May 23, 2011, to read as follows:

Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees establish and designate the following Series of Shares of the Trust (each a “Series”) and as to each Series, the Trustees establish and designate Classes of Shares as indicated below:

Designated Series	Designated Classes for each Series
AmericaFirst Absolute Return Fund	Class A, U, and I
AmericaFirst Defensive Growth Fund	Class A, U, and I
AmericaFirst Income Trends Fund	Class A, U, and I
AmericaFirst Quantitative Strategies Fund	Class A and C
Camelot Premium Return Fund	Class A and C
Catalyst/Groesbeck Growth of Income Fund	Class A, C, and I
Catalyst International Value Fund	Class A and C
Catalyst Large Cap Value Fund	Class A and C
Catalyst/SMH High Income Fund	Class A and C
Catalyst/SMH Total Return Income Fund	Class A and C
Catalyst Rising Dividend Income Fund	Class A and C
Catalyst Value Fund	Class A, C, and I
Catalyst Strategic Value Fund	Class A and C
Compass EMP Alternative Strategies Fund	Class A, C, and T
Compass EMP Multi-Asset Balanced Fund	Class A, C, and T
Compass EMP Multi-Asset Growth Fund	Class A, C, and T
Catalyst/MAP Global Total Return Income Fund	Class A and C
Catalyst/MAP Global Capital Appreciation Fund	Class A and C
Day Hagan Tactical Allocation Fund of ETFs	Class A and C
Eventide Gilead Fund	Class A, C, Institutional, and Retail
Listed Private Equity Plus Fund	Class A and C
SMH Representation Trust	N/A

The above paragraph shall supersede and take the place of the existing first paragraph for Section 4.2 of the Agreement and Declaration of Trust.

Subsections (a) through (l) of Section 4.2 of the Agreement and Declaration of Trust of Catalyst Funds are hereby incorporated by reference.

Date: June 1, 2011	/s/ David F. Ganley
David F. Ganley, Secretary